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                                                                    Exhibit 11.2


                 NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED
                                 (the "COMPANY")

                                 CODE OF ETHICS
                                       FOR
              CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
                            ADOPTED OCTOBER 27, 2004



To help us maintain our commitment to the highest standards of conduct, the board of directors of the Company (the "BOARD") has adopted this Code of Ethics for the Chief Executive Officer (the "CEO") and senior financial officers (this "CODE") to guide and remind them of their responsibilities to the Company, each other, customers and investors in the Company, governmental authorities and the general public. Because our business depends on its reputation and the reputation of our financial records, this Code goes beyond the requirements of law in many cases.

This Code should be interpreted in the context of our Code of Business Conduct and Ethics applicable to all employees, as well as all applicable laws and other corporate governance and disclosure policies and documents adopted from time to time by our Board. Because this Code cannot and does not cover every applicable law or provide answers to all questions that might arise, all officers are expected to use common sense of what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

I.   PURPOSE OF THIS CODE

The purpose of this Code is to set standards for our CEO and our senior financial officers as are reasonably necessary to promote (i) honest and ethical conduct; (ii) full, fair, accurate, timely and understandable disclosure in the reports and documents that we file with or submit to the U.S. Securities and Exchange Commission and in other public communications; and (iii) compliance with applicable governmental laws, rules and regulations.

Honest and ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

The avoidance of conflicts of interest includes disclosure as set forth in this Code and our Code of Business Conduct and Ethics of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

II.  DUE PROFESSIONAL CARE

Officers must exercise due professional care in the performance of their duties and responsibilities.

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     A.   Officers are expected to carry out their duties and responsibilities with due professional care and a genuine interest in serving the Company, our customers and investors, governmental authorities and the general public. Officers are expected to provide quality services in a manner that demonstrates commitment to a level of professionalism consistent with this Code.

     B. Officers who are certified public accountants are expected to carry out their duties and responsibilities in a manner consistent with the principles governing the certified public accounting profession.

III. INTEGRITY

Officers must perform their duties and responsibilities with the highest sense of integrity.

     A. Integrity requires officers to perform their work with honesty, diligence, responsibility and in accordance with applicable laws. In the performance of their work, officers must not knowingly be a party to any illegal activity or engage in acts that will damage the reputation of the Company. Integrity requires officers to observe both the form and the spirit of the ethical principles contained in this Code.

     B. Officers are expected to follow the principles contained in our Code of Business Conduct and Ethics in performing their work. Officers have been provided with and are expected to become familiar with and fully comply with our Code of Business Conduct and Ethics.

IV.  OBJECTIVITY

Officers must maintain objectivity and must avoid conflicts of interest and subordination of judgment in the performance of their duties and responsibilities.

     A. Objectivity requires officers to be impartial and free of conflicts of interest. Officers must not allow their personal gain and advantage to color decisions they make on behalf of the Company nor should they let others improperly influence their decisions. Officers must not knowingly participate in any activity or relationship that would constitute or appear to constitute a conflict of interest.

     B. A conflict of interest would generally arise if an officer participated in any activity or relationship, directly or indirectly, that may impair or be presumed to impair the officer's objectivity. Conflicts of interest also generally arise in the circumstances described in our Code of Business Conduct and Ethics.

     C. Any officer who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest must immediately report such situation or activity to the chairperson of the audit committee of the Company (the "AUDIT COMMITTEE"). The chairperson of the Audit Committee will confer with the other members of the Audit Committee and advise such officer as to whether or not the reported situation or activity is in fact


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a conflict of interest. The Audit Committee will not be responsible for monitoring or enforcing this conflict of interest policy, but rather each officer is responsible for self-compliance with this policy.

     D. In discharging his or her duties to ensure the production of full, fair, accurate, timely and understandable financial statements and other disclosures, an officer has a duty to raise any issues he or she may believe exist with respect to the preparation of financial statements or the recording of transactions. Initially, any such concerns should be raised with the officer's supervisor or the Chief Financial Officer (the "CFO") of the Company. In appropriate situations, including where disagreement exists between the reporting officer and such supervisor or the CFO, it would be appropriate for the reporting officer to make his or her concerns known to the chairperson of the Audit Committee.

V.   COMPETENCY AND DILIGENCE

Officers must perform their duties and responsibilities with competence and diligence.

     A. Diligence requires officers to carry out their responsibilities and duties carefully, thoroughly and in a timely manner, and to observe applicable technical standards and the ethical principles contained in this Code.

     B. Competence requires officers to undertake only those duties and responsibilities for which they have the necessary knowledge, skills and experience, or can reasonably expect to obtain the necessary knowledge, skills and experience through training, supervision or otherwise.

     C. The maintenance of competence requires officers to be committed to learning and professional improvement throughout their professional lives.

VI.  PREPARATION OF FINANCIAL STATEMENTS

Officers must not knowingly make any misrepresentations regarding the Company's financial statements or any facts in the preparation of the Company's financial statements. Officers must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Company's financial statements.

     A. Officers must not knowingly make any misrepresentations regarding any facts in the preparation of the Company's financial statements, records or related information, which includes knowingly:

          1. making, or permitting or directing another to make, false or misleading entries in the Company's financial statements or records;

          2. failing to correct the Company's financial statements or records that are false or misleading when he or she has the authority to record an entry;


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          3.   signing, or permitting or directing another to sign, a document containing false or misleading financial information; and

          4. allowing information to be incorrectly entered into the financial records of the Company upon which financial statements will be based.

     B. Officers must be scrupulous in their application of generally accepted accounting principles. Officers must not (i) express an opinion or state affirmatively that the financial statements or other financial data of the Company are presented in conformity with generally accepted accounting principles, or (ii) state that he or she is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if such statements or data contain any departure from generally accepted accounting principles.

     C. Officers must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information. If an officer prepares financial statements, records or related information (such as "Management's discussion and analysis of financial condition and results of operations") for purposes of reporting to such bodies, commissions or regulatory agencies, the officer should follow the requirements of such organizations in addition to generally accepted accounting principles.

VII. OBLIGATIONS TO THE COMPANY'S INDEPENDENT AUDITORS

Officers must be candid in all dealings with the Company's independent auditors.

     A. In dealing with the Company's independent auditors, officers must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Company's independent auditors.

     B. Officers must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Company's independent auditors in the performance of an audit of Company's financial statements for the purpose of rendering such financial statements materially misleading.

VIII. REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Officers should report any conduct or actions by an officer that do not comply with the law or this Code.

     A. Any officer who questions whether a practice is acceptable must immediately report such practice to the chairperson of the Audit Committee or to the Company's legal counsel (who must report such situation or activity to the chairperson of the Audit Committee upon becoming advised of such situation or activity).


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     B.   The chairperson of the Audit Committee will confer with the other members of the Audit Committee and advise such officer as to whether or not the reported practice is in fact acceptable. If such officer believes that an appropriate response is not received from the Audit Committee, the officer may report such practice to another committee of independent directors of the Board or to the full Board.

     C. The Audit Committee will not be responsible for monitoring or enforcing this reporting of violations policy, but rather each officer is responsible for self-compliance with this reporting of violations policy.

     D. To the extent possible and as allowed by law, reports will be treated as confidential.

     E. The Company may report violations of the law to the appropriate authorities.

     F. Each officer will be held accountable for his or her own adherence to this Code. The failure to observe the terms of this Code may result in disciplinary action, including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief Legal Advisor will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board, or in the case of accounting, internal accounting controls or auditing matters, the Audit Committee. The Company shall devote the necessary resources to enable the Chief Legal Advisor to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Chief Legal Advisor.

IX.  WAIVERS OF THIS CODE

ANY WAIVER OF THIS CODE MAY BE MADE ONLY BY THE BOARD OR A COMMITTEE OF INDEPENDENT MEMBERS OF THE BOARD TO WHICH SUCH RESPONSIBILITY HAS BEEN DELEGATED, AND MUST BE PROMPTLY DISCLOSED TO THE COMPANY'S SHAREHOLDERS.

A copy of this Code shall be posted on the Company's website at www.ninetowns.com.


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                                 ACKNOWLEDGEMENT

I hereby acknowledge that I have read The Code of Ethics for Chief Executive Officer and Senior Financial Officers, have become familiar with its contents, will comply with it and have not committed and do not know of any violations thereof (note any exceptions below).



Name:       _________________________________

Signature:  _________________________________   Date: __________________________



Exceptions: ____________________________________________________________________

________________________________________________________________________________

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